Exhibit 99.1
McWhorter Rejoins FB Financial Board of Directors
Entrepreneur, Executive Leader to Help Guide FirstBank’s Continuing Growth

NASHVILLE, Tenn. (Nov. 2, 2020) – Nashville entrepreneur and executive leader Stuart McWhorter is rejoining the board of FB Financial Corporation after leaving the Lee administration in May to return to the private sector.
After serving as a director for more than 12 years, McWhorter resigned from the Company’s board in January 2018 when he became Gov. Bill Lee’s Commissioner of Finance and Administration. The creation of a new board seat to be filled by McWhorter was approved by the FirstBank board of directors on Thursday, bringing the total to 14.
“We are extremely pleased to welcome Stuart back on the board,” said FB Financial’s President and CEO Chris Holmes. “His business experience and knowledge will be invaluable as we continue FirstBank’s growth following the successful merger with Franklin Synergy Bank. Stuart helped us tremendously as we plotted our growth strategy and launched the largest banking IPO in Tennessee history in 2016.”
As finance commissioner, McWhorter led the drafting of two fiscal year state budgets, provided leadership to the department’s various divisions, co-chaired the Governor’s Healthcare Modernization Task Force, and served on several boards and commissions on behalf of the governor, including the State Building Commission, State Funding Board and the Investment Committee of the state’s Pension Fund. In response to the COVID-19 pandemic, Governor Lee also appointed McWhorter as Director of the TN Unified Command Group to streamline coordination across the Tennessee Emergency Management Agency (TEMA), Tennessee Department of Health and Tennessee Department of Military.
McWhorter is co-founder and chairman of Clayton Associates, a venture capital firm investing in health care, technology and diversified business services. He also volunteers at his alma mater, Clemson University in South Carolina. He formerly served as president and CEO of the Nashville Entrepreneur Center.
About FB Financial Corporation
FB Financial Corporation (NYSE: FBK) is a bank holding company headquartered in Nashville, Tenn. FB Financial operates through its wholly owned banking subsidiary, FirstBank, the third largest Tennessee-headquartered bank, with 87 full-service bank branches across Tennessee, South Central Kentucky, North Alabama and North Georgia, and a national mortgage business with offices across the Southeast. FirstBank serves five of the largest metropolitan markets in Tennessee and has approximately $11.0 billion in total assets.

For More Information:

Jeanie Rittenberry	Roger Shirley
FirstBank	MP&F Strategic Communications
jrittenberry@firstbankonline.com	rshirley@mpf.com
(615) 313-8328	(615) 259-4000